Exhibit 99.1

May 20, 2020
For 6:00 am ET Release

LOWE’S REPORTS FIRST QUARTER 2020 SALES AND EARNINGS RESULTS
— U.S. Comparable Sales Increased 12.3% —
— Diluted EPS Increased 35% to $1.76; Adjusted Diluted EPS Increased 45% to $1.771 —
— Company Invests $340 Million in First Quarter to Support
Associates and Communities in Response to COVID-19 —

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $1.3 billion and diluted earnings per share (EPS) of $1.76 for the quarter ended May 1, 2020, compared to a net earnings of $1.0 billion and diluted EPS of $1.31 in the first quarter of 2019. First quarter adjusted diluted EPS of $1.77 was 45 percent higher than adjusted diluted EPS of $1.22 in the first quarter of 20191.

Sales for the first quarter were $19.7 billion compared to $17.7 billion in the first quarter of 2019, and comparable sales increased 11.2 percent. Comparable sales for the U.S. home improvement business increased 12.3 percent for the first quarter.

“In late February, we shifted our priorities in response to the COVID-19 pandemic, and immediately focused on how best to serve the needs of our communities during this unprecedented time. Our highest priority remains the health and safety of our associates and community, and we have demonstrated that commitment in the first quarter through an investment of $340 million, including support for healthcare workers and first responders,” commented Marvin R. Ellison, Lowe’s president and CEO.

“We also enhanced the safety of our operations by shortening our store operating hours in early March, so we could increase cleaning protocols and restock shelves. And during the hours that our stores were open, we implemented significant operational changes to best facilitate social distancing,” added Mr. Ellison.

“I am tremendously proud of our associates and how they rose to meet the challenges of this global health crisis, and have continued to serve their communities, providing our customers with the essential products and services they need to keep their homes safe and functional, and their businesses running.”

“Our strong first quarter performance, which continues into May, also reflects the benefits of our retail fundamentals strategy, the improvement in our execution, and the resiliency of our home improvement business model. I am also pleased with our ability to pivot to serve increased online demand with Lowes.com sales increasing 80% in the quarter,” concluded Ellison. “To assist other retailers in operating safely in this exceptionally challenging environment, we shared our best practices with the Retail Industry Leaders Association and any other retailer who is interested.”

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

COVID-19 Response to Date
Support for Associates

•	Made two special payments of $300 for full-time hourly associates and $150 for part-time hourly associates to help with unexpected expenses, totaling approximately $145 million

•	Increased pay by $2 per hour for the month of April for front-line associates

•	Recognized $87 million in ‘Winning Together’ profit-sharing bonuses to front-line associates, which includes an incremental $24 million payment based on above-target store performance

•	Offered 14 days of emergency paid leave for all associates who needed it

•	Offered up to four weeks of emergency paid leave for those at higher risk for severe illness from COVID-19

•	Closed all stores on Easter Sunday, to provide associates time off to recharge with their families

•	Offered telemedicine benefits to all associates and their families, even if they are not enrolled in Lowe’s medical plans

•	Provided two extra weeks of paid vacation to salaried front-line managers

•	Made incremental donation to Lowe’s Employee Relief Fund

•	Provided face masks and gloves to all associates

•	Stocked in-store food pantries so associates have easier access to food during work and to take home

•	Launched Command Center as a single point-of-contact for store operations

•	Implemented remote working for store support center associates

Support for Customers

•
Optimized store hours by closing 3 hours early every day to increase third-party cleaning routines and restock shelves, while also providing enough operating hours during the day to minimize concentrations of customer traffic

•	Increased third-party cleaning services and enhanced cleaning during operating hours throughout the day

•	Provided hand sanitizing stations in areas throughout the store, including entrances and exits

•	Added social distancing ambassadors to manage customer traffic flow and monitor store traffic to limit customers based on store footprint, in line with regulatory requirements

•	Encouraged social distancing through new signage, including floor markers, directional traffic arrows and overhead announcements

•	Installed plexiglass shields at all point-of-sale registers

•
Made substantial updates to store floor layouts to further support social distancing, such as opening up aisle space by removing displays and shelving and setting up one-way traffic flows in higher-traffic areas

•	Launched curbside pickup, so customers can be served without coming inside the store

•	Changed delivery procedures to safeguard customer and associate health, including by leaving items outside. Provided delivery drivers with face masks and gloves, as well as additional training.

Support for Communities

•	Hired more than 100,000 front-line associates for spring season

•	Committed $50 million in charitable contributions, to support our communities in their pandemic response, which includes a $10 million donation in essential protective products for medical workers

•	Donated all available respirators to the country’s two largest healthcare distribution organizations.

•	Empowered all Lowe’s stores to donate products to local hospitals and first responders in their communities to serve short and long-term needs.

•	Donated $1 million worth of flower baskets for Mother’s Day from its network of small business growers and nurseries and gave them to more than 10,000 mothers in senior living facilities

•
Supported communities through longstanding nonprofit partnerships, including Habitat for Humanity, Boys & Girls Clubs, Building Homes for Heroes, USO, American Red Cross, SkillsUSA and Reach Out Worldwide

Capital Allocation
Given the uncertain economic outlook, the Company raised $4 billion in senior unsecured notes, and increased the capacity of its revolving credit facilities by $770 million. After repaying $500 million of fixed rate notes due April 15, 2020, the Company now has $6.0 billion of cash and cash equivalents as well as $3 billion in undrawn capacity on its revolving credit facilities which will be available for any unanticipated liquidity needs.

During the quarter, the Company also decided to suspend share repurchases, and does not expect to repurchase any more shares this year beyond what was executed in the first quarter. The Company repurchased 9.6 million shares for $947 million under its share repurchase program, and paid $420 million in dividends in the first quarter.

As of May 1, 2020, Lowe’s operated 1,970 home improvement and hardware stores in the United States and Canada representing 207.8 million square feet of retail selling space.

A conference call to discuss first quarter 2020 operating results is scheduled for today, Wednesday, May 20, at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s First Quarter 2020 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor.

Lowe’s Business Outlook

The Company is withdrawing its financial guidance for fiscal year 2020. The Company delivered strong financial performance in the first quarter, with continued sales momentum in May. However, there is limited visibility into future business trends in this unprecedented operating environment, which results in an unusually wide range of potential outcomes for 2020 financial performance.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity” and similar expressions are forward-looking statements. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements about future financial and operating results, Lowe’s plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions by Lowe’s and the expected impact of such transactions on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts.  Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, recently enacted, proposed or threatened tariffs, and disruptions caused by our recent management and key personnel changes, and other factors that can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives focused on omni-channel sales and marketing presence and enhance our efficiency, and otherwise successfully execute on our strategy and implement our strategic initiatives, including acquisitions, dispositions and the closing of certain stores and facilities; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from system outages, data security breaches, ransomware and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax, environmental issues or privacy and data protection; (ix) positively and effectively manage our public image and reputation and respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales; (x) effectively manage our relationships with selected suppliers of brand name products and key vendors and service providers, including third party installers; and (xi) respond successfully to the challenges presented by the coronavirus pandemic and its economic effects. In addition, we could experience impairment losses and other charges if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities. With respect to acquisitions and dispositions, potential risks include the effect of such transactions on Lowe’s and the target company’s or operating business’s strategic relationships, operating results and businesses generally; our ability to integrate or divest personnel, labor models, financial, IT and other systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; increasing or decreasing the scope, geographic diversity and complexity of our operations; significant integration or disposition costs or unknown liabilities; and failure to realize the expected benefits of the transaction. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The forward-looking statements contained in this news release are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our most recent Annual Report on Form 10-K and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 18 million customers a week in the United States and Canada. With fiscal year 2019 sales of $72.1 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ approximately 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

###

Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Jackie Pardini Hartzell
	704-775-3856	704-758-4317
	kate.pearlman@lowes.com	jaclyn.pardini@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	May 1, 2020		May 3, 2019
Current Earnings	Amount	% Sales	Amount	% Sales
Net sales	$19,675	100.00	$17,741	100.00
Cost of sales	13,162	66.90	12,160	68.54
Gross margin	6,513	33.10	5,581	31.46
Expenses:
Selling, general and administrative	4,196	21.32	3,862	21.77
Depreciation and amortization	326	1.66	302	1.70
Operating income	1,991	10.12	1,417	7.99
Interest – net	205	1.04	162	0.92
Pre-tax earnings	1,786	9.08	1,255	7.07
Income tax provision	449	2.28	209	1.17
Net earnings	$1,337	6.80	$1,046	5.90

Weighted average common shares outstanding – basic	755		796
Basic earnings per common share (1)	$1.76		$1.31
Weighted average common shares outstanding – diluted	756		797
Diluted earnings per common share (1)	$1.76		$1.31
Cash dividends per share	$0.55		$0.48

Retained Earnings
Balance at beginning of period	$1,727		$3,452
Cumulative effect of accounting change	—		(263)
Net earnings	1,337		1,046
Cash dividends declared	(415)		(382)
Share repurchases	(927)		(758)
Balance at end of period	$1,722		$3,095

(1)
Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,333 million for the three months ended May 1, 2020 and $1,043 million for the three months ended May 3, 2019.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	May 1, 2020		May 3, 2019
	Amount	% Sales	Amount	% Sales
Net earnings	$1,337	6.80	$1,046	5.90
Foreign currency translation adjustments – net of tax	(159)	(0.82)	(33)	(0.18)
Cash flow hedges – net of tax	(102)	(0.52)	(15)	(0.09)
Other	4	0.03	—	—
Other comprehensive loss	(257)	(1.31)	(48)	(0.27)
Comprehensive income	$1,080	5.49	$998	5.63

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	May 1, 2020	May 3, 2019	January 31, 2020
Assets
Current assets:
Cash and cash equivalents	$5,955	$2,973	$716
Short-term investments	201	190	160
Merchandise inventory – net	14,283	15,026	13,179
Other current assets	1,487	1,146	1,263
Total current assets	21,926	19,335	15,318
Property, less accumulated depreciation	18,501	18,150	18,669
Operating lease right-of-use assets	3,876	3,926	3,891
Long-term investments	300	235	372
Deferred income taxes – net	215	495	216
Other assets	1,014	1,078	1,005
Total assets	$45,832	$43,219	$39,471

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings	$1,000	$—	$1,941
Current maturities of long-term debt	604	1,008	597
Current operating lease liabilities	506	500	501
Accounts payable	10,841	11,485	7,659
Accrued compensation and employee benefits	982	769	684
Deferred revenue	1,212	1,376	1,219
Other current liabilities	3,180	2,643	2,581
Total current liabilities	18,325	17,781	15,182
Long-term debt, excluding current maturities	20,200	16,542	16,768
Noncurrent operating lease liabilities	3,915	4,064	3,943
Deferred revenue – extended protection plans	915	837	894
Other liabilities	761	759	712
Total liabilities	44,116	39,983	37,499

Shareholders' equity:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 755 million, 795 million, and 763 million shares, respectively	377	397	381
Capital in excess of par value	10	—	—
Retained earnings	1,722	3,095	1,727
Accumulated other comprehensive loss	(393)	(256)	(136)
Total shareholders' equity	1,716	3,236	1,972
Total liabilities and shareholders' equity	$45,832	$43,219	$39,471

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	May 1, 2020	May 3, 2019
Cash flows from operating activities:
Net earnings	$1,337	$1,046
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	373	337
Noncash lease expense	116	114
Deferred income taxes	46	(106)
Loss (gain) on property and other assets – net	17	(2)
Share-based payment expense	27	42
Changes in operating assets and liabilities:
Merchandise inventory – net	(1,183)	(2,478)
Other operating assets	(206)	(275)
Accounts payable	3,207	3,199
Other operating liabilities	716	260
Net cash provided by operating activities	4,450	2,137

Cash flows from investing activities:
Purchases of investments	(70)	(3)
Proceeds from sale/maturity of investments	107	54
Capital expenditures	(328)	(205)
Proceeds from sale of property and other long-term assets	25	24
Other – net	(22)	(1)
Net cash used in investing activities	(288)	(131)

Cash flows from financing activities:
Net change in commercial paper	(941)	(722)
Net proceeds from issuance of debt	3,961	2,972
Repayment of long-term debt	(543)	(616)
Proceeds from issuance of common stock under share-based payment plans	4	32
Cash dividend payments	(420)	(385)
Repurchase of common stock	(966)	(826)
Other – net	(3)	(9)
Net cash provided by financing activities	1,092	446

Effect of exchange rate changes on cash	(15)	(2)

Net increase in cash and cash equivalents, including cash classified within current assets held for sale	5,239	2,450
Less: Net decrease in cash classified within current assets held for sale	—	12
Net increase in cash and cash equivalents	5,239	2,462
Cash and cash equivalents, beginning of period	716	511
Cash and cash equivalents, end of period	$5,955	$2,973

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation (Unaudited)

To provide additional transparency, the Company has presented the non-GAAP financial measure of adjusted earnings per share for comparing its operating performance for the three months ended May 1, 2020, with the respective period ended May 3, 2019. This measure excludes the impact of certain discrete items, as further described below, not contemplated in Lowe’s Business Outlook to assist the user in understanding performance relative to that Business Outlook for the first quarter of fiscal 2020 and fiscal 2019.

The Company believes this non-GAAP financial measure provides useful insight for analysts and investors in evaluating the Company’s operational performance.

Fiscal 2020 Impacts
For fiscal 2020, the Company has recognized financial impacts from the following discrete items, not contemplated in the Company’s Business Outlook for the first quarter of fiscal 2020:

•
Beginning in the third quarter of fiscal 2019, the Company began a strategic review of its Canadian operations, and in the fourth quarter of fiscal 2019, the Company announced additional actions to improve future performance and profitability of its Canadian operations. As a result of this review and related actions, in the first quarter of fiscal 2020, the Company recognized $9 million of pre-tax operating costs related to severance and other costs (2019 Canada restructuring).

Fiscal 2019 Impacts
During fiscal 2019, the Company recognized financial impacts from the following discrete items, not contemplated in the Company's Business Outlook for the first quarter of fiscal 2019:

•
Prior to the beginning of fiscal 2019, the Company announced its intention to exit its Mexico retail operations and had planned to sell the operating business. However, in the first quarter of 2019, after an extensive market evaluation, the decision was made to instead sell the assets of the business. That decision resulted in an $82 million tax benefit in the first quarter, partially offset by $12 million in pre-tax operating losses associated with the exit and ongoing wind-down of Mexico retail operations (Mexico adjustments).

Adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the Company’s diluted earnings per share as prepared in accordance with GAAP. The Company’s methods of determining non-GAAP financial measures may differ from the method used by other companies for this or similar non-GAAP financial measures. Accordingly, this non-GAAP measure may not be comparable to the measures used by other companies.

Detailed reconciliations between the Company’s GAAP and non-GAAP financial results are shown below and available on the Company’s website at www.lowes.com/investor.

	Three Months Ended
	(Unaudited)			(Unaudited)
	May 1, 2020			May 3, 2019
(in millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$1.76			$1.31
Non-GAAP adjustments – per share impacts
2019 Canada restructuring	0.01	—	0.01	—	—	—
Mexico adjustments	—	—	—	0.01	(0.10)	(0.09)
Adjusted diluted earnings per share			$1.77			$1.22